Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200
Investor Relations Contact:
ICR
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

CARIBOU COFFEE REPORTS THIRD QUARTER 2008 RESULTS
MINNEAPOLIS, MINNESOTA, November 6, 2008. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for third quarter 2008 (thirteen weeks ended September 28, 2008).
Michael Tattersfield, President and CEO commented, “As we work to improve the overall profitability of Caribou Coffee we will focus on four key strategic initiates; improving the profitability of the coffeehouses, rationalizing the cost structure of the organization with the current revenue stream, aligning the current real estate portfolio and profitably growing the commercial and franchise business channels. We are facing some headwinds, but nothing that we view as insurmountable.” Mr. Tattersfield added, “The turnaround is a multi-year process, but we have already made some progress as evidenced by the improving EBITDA. And more importantly the Caribou Coffee brand resonates with our customers, which is reflected in the growth that we are experiencing in our commercial/license business.”
THIRD QUARTER 2008 RESULTS
Reported EBITDA was $2.0 million during the third quarter 2008, compared to an EBITDA loss of $0.7 million during the third quarter 2007. The $2.7 million increase in EBITDA is largely from continued growth in the commercial and franchise segments and lower retail segment store closing expenses. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Consolidated net sales were $60.9 million, a 1.7% decrease from the same period in the prior year. Within the retail segment, coffeehouse sales were $54.7 million in the third quarter 2008, a decrease of 6.0% from the same period in the prior year. The decrease primarily reflects a 4.7% decline in comparable coffeehouse net sales and operating fewer retail stores. In the commercial and franchise segments, sales were $6.2 million in the third quarter 2008, an increase of 64% over the third quarter 2007. The increase was from higher sales to new and existing commercial customers, royalties and product sales from 39 franchise coffeehouses opened during last 12 months.
General and administrative expenses increased $0.2 million, or 3.8%, to $7.1 million during the third quarter 2008. The increase in general and administrative expenses was largely due to $0.7 million of costs associated with changes in management.
Store closing expense and disposal of assets decreased $2.3 million to $0.6 million during the third quarter 2008, from $2.9 million during the third quarter 2007. Two coffeehouses closed during the third quarter 2008 as compared to eleven in the same period of the prior year.
Depreciation and amortization increased $3.1 million, or 42.9%, to $10.2 million during the third quarter 2008, from $7.1 million during the same period in the prior year. The increase was due to the impairment of 31 company-owned coffeehouses during the third quarter 2008. Depreciation and amortization includes $5.7 million in accelerated deprecation associated with the coffeehouse impairments in the quarter as compared to $1.5 million of accelerated depreciation expense in the third quarter 2007.
The Company’s net loss for the third quarter of 2008 was $8.8 million or ($0.45) per share compared to a net loss of $8.5 million or ($0.44) per share for the same period in 2007.
The Company’s net loss, excluding the charges in the comparable periods related to impairments, management changes, store closing expense and disposal of assets, was $1.7 million for the third quarter 2008 and a net loss of $4.1 million for the third quarter 2007.
CONFERENCE CALL
Caribou Coffee will host a conference call on November 6, 2008, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Michael Tattersfield, President and CEO and Timothy Hennessy, CFO. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-778-8912 or 1-913-312-1231 for international calls. Confirmation number is 6247119. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on November 6, 2008 through 11:59 p.m. (Eastern) on November 13, 2008 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 6247119. In addition, the webcast will be archived on the Company’s website.

ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the third largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of September 28, 2008, Caribou Coffee had 415 company-owned coffeehouses, and 80 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$54,731	$58,212	$168,618	$175,619
Commercial and franchise sales	6,179	3,769	17,232	11,062

Consolidated net sales	60,910	61,981	185,850	186,681
Cost of sales and related occupancy costs	26,992	26,756	80,209	78,790
Operating expenses	24,571	26,627	75,785	79,636
Opening expenses	62	109	198	285
Depreciation and amortization	10,208	7,143	20,771	19,146
General and administrative expenses	7,115	6,852	21,183	20,609
Closing expense and disposal of assets	646	2,872	4,524	3,733

Operating loss	(8,684)	(8,378)	(16,820)	(15,518)
Other income (expense):
Interest income	2	54	23	133
Interest expense	(81)	(130)	(714)	(426)

Loss before (benefit) provision for income taxes and minority interest	(8,763)	(8,454)	(17,511)	(15,811)
(Benefit) provision for income taxes	(36)	(31)	14	(328)

Loss before minority interest	(8,727)	(8,423)	(17,525)	(15,483)
Minority interest	39	40	79	122

Net loss	$(8,766)	$(8,463)	$(17,604)	$(15,605)

Basic and diluted net loss per share	$(0.45)	$(0.44)	$(0.91)	$(0.81)

Basic and diluted weighted average number of shares outstanding	19,371	19,354	19,371	19,321

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28,	December 30,
	2008	2007
	(In thousands except per share amounts)
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,938	$9,886
Accounts receivable (net of allowance for doubtful accounts of $35 and $8 at September 28, 2008 and December 30, 2007, respectively)	3,683	3,117
Other receivables (net of allowance for doubtful accounts of $31 and $9 at September 28, 2008 and December 30, 2007, respectively)	1,230	1,544
Income tax receivable	75	149
Inventories	11,362	10,229
Prepaid expenses and other current assets	921	1,691

Total current assets	24,209	26,616
Property and equipment, net of accumulated depreciation and amortization	64,802	83,798
Notes receivable	20	32
Restricted cash	12	411
Other assets	488	983

Total assets	$89,531	$111,840

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,366	$9,650
Accrued compensation	4,529	7,864
Accrued expenses	7,202	9,318
Deferred revenue	6,217	9,988

Total current liabilities	30,314	36,820

Revolving credit facility	3,000	—
Asset retirement liability	1,017	989
Deferred rent liability	9,603	11,271
Deferred revenue	2,716	2,854
Income tax liability	431	473
Minority interests in affiliates	108	144

Total long term liabilities	16,875	15,731
Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 19,371 shares issued and outstanding at September 28, 2008 and December 30, 2007	194	194
Additional paid-in capital	124,889	124,232
Accumulated deficit	(82,741)	(65,137)

Total shareholders’ equity	42,342	59,289

Total liabilities and shareholders’ equity	$89,531	$111,840

Coffeehouse Openings and Closings

	13 Weeks Ended		39 Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Comparable Coffeehouse Sales	(4.7%)	1%	(2.9%)	0%
(Company-Owned)

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	415	441	432	440
Coffeehouses opened during the period	2	2	7	11
Coffeehouses closed during the period	(2)	(11)	(24)	(19)

Total Company-Owned at period end	415	432	415	432

Franchised:
Coffeehouses open at beginning of period	75	39	52	24
Coffeehouses opened during the period	5	2	28	17
Coffeehouses closed during the period	0	0	0	0
Total Franchised at period end	80	41	80	41
TOTAL COFFEEHOUSES AT PERIOD END	495	473	495	473

Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(In thousands)

Net loss	$(8,766)	$(8,463)	$(17,604)	$(15,605)
Interest expense	81	130	714	426
Interest income	(2)	(54)	(23)	(133)
Depreciation and amortization(1)	10,760	7,703	22,387	20,813
(Benefit) provision for income taxes	(36)	(31)	14	(328)

EBITDA	$2,037	$(715)	$5,488	$5,173

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 212 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the third quarter of fiscal 2008. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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